Exhibit 99.1

BrandPartners Announces Appointment of New Chief Financial Officer

BrandPartners Group, Inc. (OTC Bulletin Board: BPTR), a provider of integrated environmental and customer experience solutions to the retail financial services industry, announces the appointment of Patrick Peyton to the position of Chief Financial Officer.

“I am pleased to announce the appointment of Patrick Peyton as CFO of Brand Partners Group,” said James F. Brooks, BrandPartners’ CEO. “In his new position, Pat will complement our experienced management team by helping to find efficiencies in our operations and by leveraging his extensive experience in contract-driven businesses.”

Mr. Peyton’s appointment was effective April 1, 2008.

Prior to joining to BrandPartners, Mr. Peyton was Vice President of Finance for Nevamar Company, LLC, a $400 million national manufacturer of Decorative Surfacing products, based in Portland, Me.

From 2000 through July 2002, Mr. Peyton served as Vice President Finance and CFO of TBM Holdings, Inc., a $75 million national manufacturer of hydraulic equipment. Previously, from 1986 through 1999, Mr. Peyton served in various financial management roles including Vice President and Controller with Pioneer Plastics Corporation, a $250 million national manufacturer of Decorative Surfacing products.

Mr. Peyton, a Certified Public Accountant, graduated from the University of Wisconsin-Whitewater with a BBA degree in Accounting.

About BrandPartners

BrandPartners Group, Inc. (OTC Bulletin Board: BPTR ), through its wholly owned subsidiaries provides an integrated approach to customer environments through brand translation, business strategy, design/build services, retail displays and in-branch communications products and services, from concept and design through implementation and training. BrandPartners installations are in more than 2,000 companies at more than 30,000 retail locations. The company serves its clients from its Rochester, New Hampshire home office and regional U.S. offices.

Cautionary Language

Statements in this news release that are not statements of historical or current fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s reports and registrations statements filed with the Securities and Exchange Commission.

BrandPartners Group
Ken Tinnin, 603-335-1400